Exhibit 10.2

LSI INDUSTRIES INC.

FISCAL YEAR 2018 LONG TERM INCENTIVE PLAN

FOR NAMED EXECUTIVE OFFICERS

Document Date: August 16, 2017

LSI INDUSTRIES INC.

FY 2018 LONG TERM INCENTIVE PLAN (LTIP) FOR NEOs

August 16, 2017

The LSI Industries Inc. Amended and Restated 2012 Stock Incentive Plan authorizes the Compensation Committee of the Board of Directors to issue share-based incentive awards. The Fiscal Year 2018 LSI Long Term Incentive Plan (LTIP) for Named Executive Officers contemplates three types of share-based awards. All LTIP awards are granted effective August 17, 2017 and at such other times and in such other manner as may be approved or authorized by the Compensation Committee.

1.

Service –Based Stock Options. LSI may issue stock options to Named Executive Officers to motivate them to cause LSI to achieve its business plan resulting in higher stock prices, thereby creating value in the stock options that have been awarded. Stock options issued to Named Executive Officers are approved by the Compensation Committee. Service-based stock option awards have a ten year exercise term, three year ratable vesting period and a stated and fixed exercise price set by the Compensation Committee at the date of the grant. The exercise price will be the closing price on the day of grant.

2.

Service-Based Restricted Stock Units. In order to encourage Named Executive Officers to maintain long-term employment with the Company, LSI may award restricted stock units (RSUs) to the Named Executive Officers, as approved by the Compensation Committee. The RSUs are service-based and have a three year ratable vesting period. The RSUs are non-voting, but shall accrue cash dividends at the same dividend per share rate (one RSU = one LSI common share) as cash dividends declared and paid on LSI common shares. LSI common shares are released to the Named Executive Officer when RSUs vest, at which time the accrued dividends are paid in cash. Vested RSUs are subject to a one year holding period.

3.

Performance-Based Stock Options. In order to align Named Executive Officer long-term incentive compensation with LSI shareholders’ interests, and to encourage Named Executive Officers to maintain long term employment with the Company, LSI may grant performance-based stock options, as approved by the Compensation Committee. Such stock option awards will vest based upon the attainment of the Operating Income goal set for fiscal 2018 in 33.33% increments. The first 33.33% will vest at the end of fiscal 2018 assuming the planned Operating Income is achieved. The second 33.33% will vest at the end of fiscal 2019 and the third 33.33% will vest at the end of fiscal 2020. The exercise price will be the closing price on the day of grant. The Operating Income goal and the vesting schedule are set forth below.

FY 2018 Plan

Operating Income Goal as a % of Planned Net Sales = 4.7%

Grant Date: August 17, 2017

33.33% Vesting Date: August 17, 2018

33.33% Vesting Date: August17, 2019

33.33% Vesting Date: August 17, 2020

Partial Awards will be vested based upon the following goal attainment schedule:

95-100% attainment = 100% vesting

90-94% attainment = 90% vesting

85-89% attainment = 80% vesting

The following rules shall govern the three types of share-based awards contemplated by this LTIP.

a.	The LTIP is a pay-for-performance plan designed to incentivize Named Executive Officers to drive the achievement of superior operating results and to maintain long-term employment with LSI.

b.	The LTIP covers only the Named Executive Officers as identified by the Compensation Committee.

c.	The LTIP has been approved by the Compensation Committee who has the ability to interpret and administer the LTIP in its sole and absolute discretion.

d.

The determination of the achievement of LSI’s Operating Income will be calculated based upon actual reported results with adjustments for certain unusual or non-recurring items or developments as may be approved by the Compensation Committee.

e.

Each Named Executive Officer qualified for the LTIP must be employed at LSI on the vesting dates in order to exercise the stated award. Vesting will be determined in accordance with “retirement eligibility” rules as defined in the 2012 Stock Incentive Plan.

f.

Any type of lengthy leave of absence may result in an adjustment of the calculated award. Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

g.

If a Named Executive Officer retires during the plan period at normal retirement age or under an LSI approved plan of retirement, the Compensation Committee may consider a pro-rated award based upon the actual amount of base salary received in the plan period, subject to the terms and conditions of the 2012 Stock Incentive Plan.

h.

If a Named Executive Officer becomes disabled (as defined by Social Security) or dies during the plan period, the Compensation Committee may consider an adjusted award for such Named Executive Officer’s beneficiary, subject to the terms and conditions of the 2012 Stock Incentive Plan.

i.

Some incentive awards may be subject to assignment laws and other laws that require payment to other than the employee (such as IRS tax levies, child support arrearages, etc.). LSI will comply with all such applicable assignment laws.

j.

Except as may be otherwise determined by the Compensation Committee, the Operating Income goal in the LTIP shall exclude the positive and negative effects of extraordinary developments, such as acquisitions, as may be disclosed in LSI’s Form 10-K.

k.

LSI reserves the right to amend, reduce, modify, interpret or discontinue all or part of the LTIP with or without reason as the Compensation Committee deems advisable, subject to the terms and conditions of the 2012 Stock Incentive Plan.

l.	This LTIP does not create or imply the existence of a contract of employment.

m.

In the event LSI is required to prepare an accounting restatement due to the material noncompliance of LSI with any financial reporting requirement under the federal securities laws, the Compensation Committee shall require reimbursement to LSI of any performance-based awards granted hereunder where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of LSI financial statements filed with the SEC; (ii) the Compensation Committee determines the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results. In each such instance, LSI will, to the extent practicable, seek to recover from the officer the amount by which any performance-based awards paid to such officer for the relevant period exceeded the lower payment that would have been made based on the restated financial results. This compensation recovery policy applies to financial statements for periods ending after June 30, 2016.

n.

In the event and to the extent LSI common shares are issued pursuant to awards granted under the LTIP, each Named Executive Officer who receives such LSI common shares is required to retain for one year 100% of net after tax shares received upon exercise of the stock options or vesting of RSUs, as the case may be.

o.

The Company reserves the right to require each Named Executive Officer to execute and deliver to the Company a non-compete / non-solicitation agreement as a condition of the grant of any award or the payment of any amounts as may be due under the LTIP.

File: LSI FY 2018 NEO Long Term Incentive Plan

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